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                        February 15, 2023

       Dong Shim
       Chief Financial Officer
       Body and Mind Inc.
       750     1095 West Pender Street
       Vancouver, British Columbia, Canada V6E 2M6

                                                        Re: Body and Mind Inc.
                                                            Form 10-K for the
fiscal year ended July 31, 2022
                                                            Filed January 17,
2023
                                                            File No. 0-55940

       Dear Dong Shim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences